Exhibit 99.1

Pharmasset, Inc. 303-A College Road East Princeton, NJ 08540 U.S.A. Phone: (609) 613-4100 Fax: (609) 613-4150 www.pharmasset.com Nasdaq: VRUS

COMPANY PRESS RELEASE

R7128 Receives Fast Track Designation from the FDA for the

Treatment of Chronic Hepatitis C Infection

Princeton, NJ – (October 24, 2007) – Pharmasset, Inc. (Nasdaq: VRUS) has received fast track designation from the U.S. Food and Drug Administration (FDA) for R7128 for the treatment of chronic hepatitis C virus (HCV) infection. R7128 is a prodrug of PSI-6130, an oral cytidine nucleoside analog polymerase inhibitor of HCV that is being developed through Pharmasset’s collaboration with Roche. Pharmasset is currently enrolling a 28-day Phase 1 clinical trial to evaluate R7128 in combination with Pegasys® (pegylated interferon) plus Copegus® (ribavirin) in treatment-naïve patients chronically infected with hepatitis C virus (HCV) genotype 1. Please see www.clinicaltrials.gov or e-mail clinicaltrials@pharmasset.com for more information.

Under the FDA Modernization Act of 1997, fast track designation may facilitate the development and expedite the review of a drug candidate that is intended for the treatment of a serious life-threatening condition and demonstrates the potential to address an unmet medical need for such a condition. R7128 was granted the fast track designation primarily due to the need for HCV treatments with novel mechanisms of action, oral administration, different resistance profiles and improved safety and efficacy over the existing standard of care for both treatment-naïve and treatment-experienced patients.

“The FDA’s fast track designation for R7128 acknowledges the urgent need for new HCV drugs,” stated Dr. Michelle Berrey, Pharmasset’s Vice President, Clinical Development & Chief Medical Officer. “Currently, there are no HCV polymerase inhibitors approved for the treatment of chronic HCV infection. We continue to work closely with our HCV partner, Roche, and the FDA on the development and regulatory review of R7128, which has demonstrated compelling antiviral activity and has been generally well-tolerated in clinical trials to date.”

About Pharmasset

Pharmasset is a clinical-stage pharmaceutical company committed to discovering, developing and commercializing novel drugs to treat viral infections. Pharmasset’s primary focus is on the development of oral therapeutics for the treatment of hepatitis B virus (HBV), hepatitis C virus (HCV) and human immunodeficiency virus (HIV).

Pharmasset is currently developing three product candidates. Clevudine, for the treatment of chronic HBV infection, is enrolling Phase 3 clinical trials for registration in the Americas and Europe. Clevudine is already approved for HBV in South Korea and marketed by Bukwang Pharmaceuticals in South Korea under the brand name Levovir. R7128, an oral treatment for chronic HCV infection, is enrolling a 28-day Phase 1 clinical trial in combination with Pegasys® and Copegus® through a strategic collaboration with Roche. Racivir, which is being developed for the treatment of HIV in combination with other approved HIV drugs, has completed a Phase 2 clinical trial.

About R7128

R7128 is being developed for the treatment of chronic HCV infection. R7128 is a prodrug of PSI-6130, a pyrimidine nucleoside analog inhibitor of HCV RNA polymerase. A prodrug is a chemically modified form of a molecule designed to enhance the absorption, distribution and metabolic properties of that molecule. Results from an oral single ascending dose study of PSI-6130 in 24 healthy male volunteers showed that PSI-6130 was generally well tolerated with no serious adverse events in doses up to 3000 mg.

R7128 Phase 1 Study Overview

The Phase 1 clinical trial is a multiple center, observer-blinded, randomized and placebo-controlled study to investigate the pharmacokinetics, pharmacodynamics, safety, tolerability and food effect of R7128 in healthy volunteers and in patients chronically infected with HCV genotype 1. This adaptive Phase 1 study is comprised of three parts:

Part 1 is a single ascending dose study of R7128 conducted in 46 healthy volunteers. The primary objective of Part 1 is to assess the safety, tolerability and pharmacokinetics of R7128 following single ascending doses under fasting conditions. The secondary objective of Part 1 is to explore the effect of food on the pharmacokinetics of R7128. Results from the single ascending dose portion of the study indicated that all doses of R7128 studied (500 mg to 9000 mg) were generally safe and well-tolerated. All patients completed the study, and none experienced gastrointestinal adverse events or serious adverse events during the study. No hematological or laboratory abnormalities of clinical significance were noted.

Part 2 is a multiple ascending dose study of R7128 conducted in 40 patients chronically-infected with HCV genotype 1 who previously failed interferon therapy. The primary objective of Part 2 is to assess the safety, tolerability and pharmacokinetics of R7128 after once-daily (QD) or twice-daily (BID) dosing for 14 days. The secondary objective is to assess antiviral activity by measuring the change in HCV RNA. Preliminary data from the multiple ascending dose portion of the study indicated that R7128 demonstrated potent, dose-dependent antiviral activity in four patient cohorts receiving 750 mg or 1500 mg administered either once-daily or twice-daily for 14 days as monotherapy. Patients receiving 1500 mg BID demonstrated a mean 2.7 log10 IU/mL

(>99%) decrease in HCV RNA. There was no evidence of viral rebound in any dose cohort during the 14 days of dosing. R7128 was generally safe and well tolerated. There were no serious adverse events, no adverse events requiring dose modification, no dose-related gastrointestinal adverse events and no clinically significant changes in hematologic or other laboratory parameters.

Part 3 is a multi-center, observer-blinded, within-cohort randomized, placebo-controlled study being conducted in up to 75 treatment-naïve patients with genotype 1 hepatitis C virus. The primary objective is to assess the safety, tolerability and pharmacokinetics of R7128 in combination with Pegasys plus Copegus. The secondary objective of Part 3 is to evaluate the short-term change in HCV RNA. The study will include two to three oral doses of R7128 (500 mg to 1500 mg) that are being administered twice-daily with Pegasys plus Copegus for 28 days.

Pegasys® and Copegus® are registered trademarks of Roche.

About Hepatitis C

Hepatitis C is a blood-borne infectious disease of the liver and is a leading cause of chronic liver disease and liver transplants. The WHO estimates that nearly 180 million people worldwide, or approximately 3% of the world’s population, are infected with hepatitis C virus (HCV). The CDC has reported that almost four million people in the United States have been infected with HCV, of whom 2.7 million are chronically infected.

Contact

Alan Roemer, Vice President

Investor Relations & Corporate Communications

alan.roemer@pharmasset.com

Office: (609) 613-4125

Forward-Looking Statements

Pharmasset “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties, including without limitation the risk that the FDA withdraws the R7128 fast track designation, the risk that the FDA does not expedite the review or approval of any application for R7128, the risk that adverse events could cause the cessation of the Phase 1 study and/or our development of R7128, the risk that our collaboration with Roche will not continue or will not be successful, the risk that the on-going or anticipated clinical trials for any one or more of our product candidates will not be successful or will not provide meaningful data and the risk that any one or more of our product candidates will not be successfully developed and commercialized. For a discussion of these risks and uncertainties, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 filed with the Securities and Exchange Commission entitled “Risk Factors” and discussions of potential risks and uncertainties in our subsequent filings with the Securities and Exchange Commission.